CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

Asset Purchase Agreement

by and among

Austin Grant, Inc.

as Seller,

Marrone Bio Innovations, Inc.

as Buyer,

and

Bill Grant and Lucie Grant,

as Principals

Dated as of September 10, 2019

ii

Section 5.16	Seller Certfication	13

Article VI Representations and Warranties of The Buyer		13

Section 6.1	Organization	13

Section 6.2	Authorization	13

Section 6.3	No Violation	14

Section 6.4	Consents	14

Section 6.5	Litigation	14

Section 6.6	Brokerage	14

Section 6.7	Buyer Certification	14

Article VII Covenants of the Parties		14

Section 7.1	Further Assurances	14

Section 7.2	No Solicitation	15

Section 7.3	Investigation by the Buyer	15

Section 7.4	Conduct of Business	15

Section 7.5	Registration of Labels	16

Article VIII Conditions to Closing		16

Section 8.1	Conditions to the Buyer’s Obligation	16

Section 8.2	Conditions to the Seller’s Obligation	17

Article IX Consents to Assignment		18

Section 9.1	Consents to Assignment	18

Article X Actions by the Seller and the Buyer after the Closing		19

Section 10.1	Seller Restrictions	19

Section 10.2	Channel Programs.	19

Section 10.3	Consulting Agreement	19

Section 10.4	Survival of Representations and Warranties……………………….	19

Section 10.5	Indemnification.	20

Section 10.6	Non-Competition and Non-Solicitation.	23

Section 10.7	Default and Non-Competition	25

Section 10.8	Remedies; Specific Performance	26

Article XI BUYER OPTION FOR RIGHT TO DISTRIBUTE [***]		26

Section 11.1	[***] Distribution Rights	26

Article XII Miscellaneous		22

Section 12.1	Termination.	27

iii

iv

List of Schedules and exhibits

Schedules

Schedule 2.1(a)(1)	Inventory
Schedule 5.5	Title to Property and Purchased Assets
Schedule 5.7	Contracts
Schedule 5.8	Permits
Schedule 5.9	Consents
Schedule 5.13	Proprietary Rights
Schedule 10.6	Non-Compete List of Jurisdictions

EXHIBITS

Exhibit A	Consulting Agreement

v

Asset Purchase Agreement

This Asset Purchase Agreement, dated as of September 10, 2019 (the “Effective Date”), by and among (i) Marrone Bio Innovations, Inc., a Delaware corporation (“Buyer”); (ii) Austin Grant, Inc., a Florida corporation d/b/a Jet Harvest Solutions (“Seller”); (iii) William Grant, an individual resident of the state of Florida (“Mr. Grant”); and (iv) Lucie Grant, an individual resident of the state of Florida (“Ms. Grant,” together with Mr. Grant, each a “Principal,” and collectively, the “Principals”).

Recitals

A. In addition to certain other business activities, Seller is engaged in the business of developing, arranging for the manufacture of, purchasing, and arranging for the distribution and ultimate sale of products and product lines containing Peroxyacetic Acid (“PAA”) and Hydrogen Peroxide (“HP”) (altogether, the “Chemicals”), including without limitation, the products known as Jet-Ag, Jet Oxide, Jet-Ag 15%, Jet-Oxide 15, and Jet-Fog (collectively, the “Products”), and maintains certain contract rights and licenses related to the Products, including, without limitation, [***] (altogether, the “Business”).

B. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of Seller’s assets used in the conduct of the Business, subject to the terms and conditions hereinafter set forth herein.

Agreement

Now, therefore, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

Article I

Definitions and Usage

Section 1.1 Definitions.

Any capitalized term set forth herein shall have the meaning ascribed to such term set forth below.

“Action or Proceeding” means any action, suit, lawsuit, arbitration or other alternative resolution process, Governmental Authority investigation, hearing, audit, appeal, administrative proceeding or judicial proceeding.

“Affiliate” means, with respect to any Person, any shareholder, subsidiary, officer, director, partner, member or manager of such Person, any partnership in which such Person is a partner, and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

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“Agreement” means this Asset Purchase Agreement, including all Schedules and Exhibits hereto, as the same may from time to time be amended, modified or supplemented in accordance with its terms.

“Applicable Law” means any applicable statutes, law, treaty, rule, code ordinance, regulation, permit, license, approval, interpretation, certificate or Court Order.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of California or Florida.

“Channel Programs” means off-invoice discounts and/or post-sale rebates that may be offered by Seller in connection with its role as a Seller of Product to third parties.

“Court Order” means any judgment, decision, consent decree, injunction, ruling or order of any Governmental Authority or arbitrator that is binding on any Person or its property under Applicable Law.

[***].

[***].

“Governmental Authority” means any court, quasi-judicial or administrative agency, tribunal, arbitrator, environmental protection agency or authority, any government or quasi-governmental entity, or political or other subdivision thereof, whether federal, state, or local.

“Knowledge” (i) with respect to the Seller means [***], and (ii) with respect to the Buyer, [***].

“Label” means the written, printed, or graphic matter on, or attached to, a particular Product or any of its containers or wrappers, providing critical information about how to safely and legally handle and use such Product, as accepted by the United States Environmental Protection Agency.

“Liability” means any liability, debt, obligation, deficiency, Tax, penalty, assessment, fine, or other loss, fee, cost or expense of any kind or nature whatsoever, whether criminal or civil, asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, whether due or to become due and regardless of when asserted.

“Lien” means any mortgage, deed of trust, lien, pledge, hypothecation, charge, preference, security interest, attachment, claim, contractual restriction, including transfer restrictions, put, call, right of first refusal, easement, servitude, right-of-way, option, proxy, voting agreement, shareholder agreement, voting trust, conditional sale or installment contract or encumbrance of any kind and any financing lease involving substantially the same effect.

“Material Adverse Effect” shall mean any change, effect, event, transaction, condition, occurrence, state of facts or development (individually or in the aggregate) which has had or could reasonably be expected to have a material and adverse impact on (i) the Business, Purchased Assets, liabilities, prospects, condition (financial or otherwise) or results of operations of the Seller, taken as a whole, or (ii) the ability of the Seller or Principals to consummate the transactions contemplated by this Agreement or any other Transaction Document; provided, however, that “Material Adverse Effect” shall exclude any effect to the extent resulting from (a) changes in economic, regulatory or political conditions generally, including any caused by any outbreak or escalation of war, act of foreign enemies, hostilities, terrorist activities, or acts of nature or (b) the consummation of the transactions contemplated hereby.

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“MBI Share” means a registered share of Buyer’s common stock, $0.00001 par value, 250,000,000 shares authorized, issuable to officers, employees, directors of and consultants to, Buyer, pursuant to Buyer’s 2013 Stock Incentive Plan.

[***].

“Permits” means all licenses, Labels, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority, whether federal, state, city, county, local, municipal, provincial, foreign or multinational, or any other Person, necessary or commercially reasonably desirable for the past, present or reasonably anticipated conduct or operation of the Business.

“Person” means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Authority or any other entity.

“Proprietary Rights” means all registered and unregistered intellectual property, including all rights thereto of every kind, including all: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissue, continuation, continuation-in-part, division, revision, extension or reexamination thereof; (ii) trademarks, service marks, industrial designs, trade dress, logos, and trade names; (iii) all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and confidential information (including trade secrets and confidential information regarding know-how, biological efficacy data, research and development information, plans, proposals, technical data, financial, and customer and supplier lists and related information); (v) any available know-how related to the Chemicals and the Products, development technology, quality specifications and analytical methods, and packaging material, including but not limited to any know-how shared by [***] to Seller, such as a Certificate of Analysis; and (vi) all copies and tangible embodiments of the foregoing (in whatever form or medium), in each case including, without limitation, the items set forth on Schedule 5.13 hereto.

“Representative” means any shareholder (other than with respect to Buyer), officer, director, principal, attorney, agent, employee or other representative.

[***].

[***].

“Tax” or “Taxes” means any federal, state, city, county, local, municipal, provincial, foreign or multinational taxes, assessments or governmental charges (including income, gross receipts, payroll, ad valorem, employment, excise, franchise, occupancy, real property, personal property, sales, use, transfer and value added taxes, severance, stamp, windfall profits, environmental, taxes withheld from employees’ salaries, social security, unemployment, disability and other withholding taxes imposed via withholding or otherwise and obligations and all deposits required to be made with respect thereto), levies, assessments, deficiencies, import duties, licenses and registration fees, or other tax of any kind whatsoever, however denominated or computed, and shall include any interest, penalty, or addition thereto, whether disputed or not.

3

Section 1.2 Construction and Usage.

The following rules as to construction and usage shall apply to this Agreement:

(a) The meanings of the defined terms set forth herein are equally applicable to both the singular and plural forms of the terms defined.

(b) The terms “include,” “includes” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import.

(c) References to a Person are also to such Person’s permitted successors and assigns.

(d) Pronouns refer to natural persons, corporations, limited liability companies, partnerships and associations of every kind and character.

(e) The word “or” has the inclusive meaning represented by the phrase “and/or.”

(f) The parties hereto have participated jointly in the negotiation and drafting of the Transaction

Documents. In the event any ambiguity or question of intent or interpretation arises, each Transaction Document shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of such Transaction Document.

Article II

Purchase and Sale of Assets

Section 2.1 Purchase and Sale of Assets.

(a) Assets. Upon the terms and conditions of this Agreement, (i) the Buyer agrees to purchase and accept delivery from the Seller, and the Seller agrees to sell, assign, transfer and deliver to the Buyer, on the Closing Date, the Business and all of the assets of the Seller related to the Jet-Ag, Jet-Oxide, Jet Fog, and [***] product lines, other than any of the Excluded Assets (collectively, the “Purchased Assets”). The Seller agrees that the Purchased Assets shall be conveyed to the Buyer free and clear of Liens of any kind, other than contractual restrictions set forth in writing in any Assumed Contracts. The Purchased Assets include, without limitation, the following:

(1) Inventory. All Jet Ag, Jet Oxide, Jet Fog and [***] inventory, in good standing, held for sale by the Seller in connection with the Business, wherever the same may be located, and in each case as set forth on Schedule 2.1(a)(1) hereto (the “Inventory”). For the avoidance of doubt, the Seller shall retain post-harvest inventory subject to royalty payments pursuant to the License Agreement (the “Excluded Inventory”).

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(2) Assumed Contracts. Solely those contracts, including the [***] (together with any necessary Label access, trademarks and access to the Confidential Statement of Formulation), listed on Schedule 5.7 hereto (collectively, the “Assumed Contracts”).

(3) Proprietary Rights. All Proprietary Rights related to the Business listed on Schedule 5.13 hereto and remedies against infringements thereof, and rights to protection of interests therein.

(4) Permits. All Permits, including those listed on Schedule 5.8 hereto, and registrations (including but not limited to [***]) and connected supplemental Labels related to the Purchased Assets from all Governmental Authorities.

(5) Records. All records, books, files, reports, plans, vendor, contractor, supplier, consumer and customer lists, other customer records and documentation, supplier, importer, distributor and retailer lists, global customer lists for the Purchased Assets, including historical sales data by volume, by customer, by month and by product brand, for the period of time [***], literature, marketing, advertising, sales and promotional materials, printing materials, designs, quality control records, environmental monitoring reports, sampling results, biological efficacy data, and other books and records of the Seller to the extent related to the Business.

(6) Names. The trade names “Jet-Ag,” “Jet-Oxide,” “Jet Fog,” and all derivations thereof, and the other trade names, trade styles and other names of the Business to the extent included in the Proprietary Rights.

(7) Other Assets. All other assets, properties and rights of the Seller related to the Business, other than the Excluded Assets.

(b) Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, there shall be excluded from the Purchased Assets [***] (collectively, the “Excluded Assets”).

Section 2.2 Liabilities.

(a) Excluded Liabilities. Except for the Assumed Liabilities, the Buyer shall not assume, or otherwise be liable or responsible for any Liabilities of the Seller or any of its shareholders or Affiliates, including any of their successors and assigns, whether liquidated or unliquidated, known or unknown, and whether arising or incurred before, on or after the Closing Date, including, without limitation, (i) prior or future liabilities, claims, actions or litigation associated with the Purchased Assets, or the use of the Purchased Assets, prior to the Closing and; (ii) tax liabilities, fees or other financial commitments made or incurred by Seller prior to the Closing; and (iii) any liabilities related to Seller’s conduct of the Post-Harvest Business (collectively, the “Excluded Liabilities”).

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(b) Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, the Buyer agrees to assume at the Closing the obligation to pay, discharge or perform, when due, only those Liabilities arising under the Assumed Contracts identified on Schedule 5.7 hereto, which shall be updated at Closing (the “Assumed Liabilities”).

Article III
PURCHASE PRICE; CONSULTING AGREEMENT; LICENSE AGREEMENT

Section 3.1 Purchase Price. As consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets by the Seller to the Buyer, and the assumption of the Assumed Liabilities by the Buyer, on the Closing Date, and in reliance on the representations, warranties, covenants and other agreements made by the Seller and the Principals herein, the Buyer shall pay to the Seller a purchase price in an aggregate amount equal to the sum of Two Million Five Hundred Thirty-Four Thousand Two Hundred Dollars ($2,534,200.00) plus the Earn-Out Consideration (collectively, the “Purchase Price”), payable at such times and in such amounts of cash in accordance with the following terms and conditions:

(a) Initial Cash Payment. An initial cash payment of $544,200 (the “Initial Cash Payment”) paid by the Buyer to the Seller at the Closing; and

(b) Future Cash Payments. Four additional cash payments on (or at Buyer’s sole election, before) each of (i) January 6, 2020 ($540,000), (ii) June 1, 2020 ($350,000), (iii) December 1, 2020 ($350,000), and (iv) January 6, 2021 ($750,000) (the “Final Cash Payment” and, collectively with the three (3) prior additional cash payments, the “Future Cash Payments”).

(c) Earn-Out Consideration. Buyer will pay Seller five (5) earn-out payments (constituting additional purchase price paid by Seller for the Purchased Assets) (collectively, the “Earn-Out Consideration”) by the seventh (7th) Business Day in each January from 2020 through 2024, as follows: [***].

The Buyer shall pay and remit to the Seller all cash payments of the Purchase Price described in this Section 3.1 by wire transfer of immediately available funds to an account designated in writing by the Seller prior to the Closing.

Section 3.2 Consulting Agreement.

(d) At the Closing, the Buyer, on the one hand, and the Principals on the other, shall enter into a mutually acceptable Consulting Agreement with a term of 24 months starting effective the date immediately following the Closing Date (the “Consulting Agreement”) in substantially the same form as the form attached hereto and incorporated herein as Exhibit A.

(e)

(f)

(g)

6

Section 3.3 License Agreement.

(a) Commencing immediately following the Closing and continuing until December 31, 2023 (the “License Period”), Buyer shall license back to Seller, pursuant to a mutually acceptable License Agreement (the “License Agreement”) the right to purchase from [***] and use the Products Jet Oxide, Jet Oxide 15%, [***] and [***] (the “Post-Harvest Products”), for use in Seller’s business of selling and distributing for sale these and other mutually agreed products (which agreement by Buyer shall not be unreasonably withheld or delayed) for use in post-harvest applications (the “Post-Harvest Business”). During the License Period, Buyer shall charge Seller for the Post-Harvest Products an amount equal to the amount and terms outlined in the [***] at the time of Seller’s purchase thereof (provided, the parties may mutually agree that Seller may remit such amounts directly to [***] in lieu of paying such amount to Buyer and Buyer subsequently remitting such amounts to [***]). In return, Seller shall pay Buyer five (5) royalty payments by the [***] Day in each January from 2020 through 2024 as follows: [***].

(b) If the Seller fails to make a royalty payment to the Buyer when due under the License Agreement, then the Buyer shall have the right, subject to the cure right set forth below, to set off such past-due amounts against any payment otherwise due by the Buyer to the Seller under this Agreement; provided, that prompt written notice of any such set off, along with a reasonably detailed description thereof, is provided by Buyer to the Seller. In the event the Seller fails to make a royalty payment under the License Agreement when due, Buyer shall provide Seller with written notice and an opportunity to cure such default ([***]).

Article IV
Closing

Section 4.1 Closing Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by electronic exchange of documents and signatures (or at such other place as the parties may mutually agree) on the same Business Day as all of the conditions contained in this Agreement have been satisfied or waived, or on such other earlier or later day as the parties may mutually agree in writing (the “Closing Date”). For purposes of transfer of title and similar matters, the Closing shall be deemed to have occurred at 12:01 a.m. on the Closing Date.

Section 4.2 Conveyances at Closing.

(a) Seller Deliveries. To effect the sale transfer of the Purchased Assets referred to in Section 2.1 hereof, the Seller shall, at the Closing, execute and deliver to the Buyer the following items, all in form and substance mutually agreeable to Buyer and Seller (together with this Agreement and with the documents and other items described in Section 4.2(b), below, the “Transaction Documents”):

(1) a bill of sale, conveying in the aggregate Seller’s owned personal property that is included in the Purchased Assets, if any;

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(2) an Assignment of Contract Rights with respect to the Assumed Contracts;

(3) an Assignment of Proprietary Rights (including an assignment of the Seller’s right, title and interest to the following trade names: “Jet-Ag,” “Jet-Oxide,” and “Jet Fog,” and all derivations thereof), in recordable form to the extent necessary to assign such rights and to the extent that such Proprietary Rights may be assigned;

(4) such instruments of transfer reasonably necessary or advisable to transfer to the Buyer all of the Seller’s rights to the Permits included as part of the Purchased Assets;

(5) such other instrument or instruments of transfer, in such form, as shall be reasonably necessary or appropriate to vest in the Buyer all of the Seller’s right, title and interest to the Purchased Assets;

(6) the Consulting Agreement described in Section 3.2 and Section 10.3;

(7) the Seller Certification described in Section 5.16;

(8) Executed releases of any Liens relating to the Purchased Assets (other than Permitted Liens), in forms satisfactory to the Buyer in its reasonable discretion;

(9) a copy of the resolutions of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and approving the consummation of the transactions contemplated hereby and thereby;

(10) a Form W-9 and a non-foreign person affidavit, dated as of the Closing Date, sworn under penalty of perjury stating that the Seller is not a “foreign person” as defined in US Tax Code Section 1445;

(11) the License Agreement; and

(12) such other documents necessary or reasonably desirable to effectuate the terms of this Agreement.

(b) Buyer Deliveries. Upon the terms and subject to the conditions contained herein, at the Closing, the Buyer shall deliver to the Seller in form and substance mutually agreeable to Buyer and Seller the following:

(1) an instrument of assumption, evidencing the Buyer’s assumption, pursuant to Section 2.2 hereof, of the Assumed Liabilities;

(2) a copy of the resolutions of the Buyer’s Board of Directors approving the transactions contemplated by this Agreement;

(3) the Consulting Agreement described in Sections 3.2 and 10.3;

8

(4) the Buyer Certification described in Section 6.7;

(5) the License Agreement; and

(6) such other documents necessary or reasonably desirable to effectuate the terms of this Agreement.

(c) Purchase Price. At the Closing, the Buyer shall deliver to the Seller the Initial Cash Payment and [***].

(d) Time of the Essence. The Parties agree that time is of the essence for the Closing, and the Parties agree to use their commercially reasonable best efforts to satisfy each of the conditions to the Closing in the most commercially expeditious manner reasonably possible.

Article V
Representations and Warranties of
the Seller and the principals

The Seller and Principals hereby represent and warrant to the Buyer as follows:

Section 5.1 Organization. The Seller is a duly formed and validly existing corporation under the laws of the State of Florida, and its status is active, with full power and authority to lawfully conduct its businesses as presently being conducted.

Section 5.2 Subsidiaries and Investments. The Seller does not have any subsidiaries which are used by the Seller in the conduct of the Business or which own any of the Purchased Assets.

Section 5.3 Authorization. The Seller and the Principals have the power, authority and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby, and to perform all of its, his or her obligations hereunder and thereunder. All corporate proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the other Transaction Documents to which it is a party, and the performance of the Seller’s obligations hereunder and thereunder have been duly and validly taken. This Agreement has been duly executed and delivered by the Seller and Principals and constitutes, and upon execution and delivery of the other Transaction Documents to which the Seller or Principals are parties shall constitute, the legal, valid and binding obligations of the Seller and/or the Principals, as applicable, enforceable against them in accordance with their respective terms.

9

Section 5.4 No Conflict or Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Seller or each Principal do not and shall not (a) conflict with or result in any material breach of any of the terms, conditions or provisions of; (b) constitute a material uncured breach or default under; (c) result in a material violation of; (d) give any third party the right to modify, terminate or accelerate or cause the modification, termination or acceleration of, any material obligation under; (e) result in the creation of any material Lien upon the Business or the Purchased Assets; or (f) except with respect to the filing of assignments or similar documentation contemplated by Section 4.2(a)(3) and Section 4.2(a)(4), require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of any of the organizational or constituent documents of the Seller; (ii) any Assumed Contract or Permit to which the Seller is a party or by which the Purchased Assets are bound; (iii) any Applicable Law to which the Seller is subject; or (iv) any judgment or Court Order to which the Seller is subject.

Section 5.5 Title to Property and Purchased Assets.

The Seller has and shall transfer good and marketable title to the Purchased Assets and, upon the consummation of the transactions contemplated hereby, the Buyer shall acquire good and marketable title to all of the Purchased Assets, free and clear of any Liens (except for contractual restrictions set forth in writing in any Assumed Contracts, which are referred to herein as “Permitted Liens”) or conditional sale or other title retention agreement, except for the License Agreement.

Section 5.6 Taxes. Seller shall pay all Taxes due or payable as of the Closing Date for the Business and the Purchased Assets, and no Taxes shall be due or payable as of the Closing Date that could result in a lien on the Purchased Assets or Business.

Section 5.7 Contracts and Commitments.

(a) The Seller has delivered or otherwise made available to the Buyer a true and correct copy of all written contracts which are disclosed on Schedule 5.7 hereto, in each case together with all material amendments, waivers or other changes thereto (all of which are disclosed on Schedule 5.7 hereto).

(b) (i) Seller has not materially breached any contract disclosed on Schedule 5.7 hereto; (ii) no present material customer, supplier or vendor of the Business has indicated in writing or orally to the Seller that it shall stop or materially decrease the rate of business done with the Seller or that it desires to renegotiate its contract in any material respect with the Seller; (iii) with respect to the contracts disclosed on Schedule 5.7 hereto, the Seller has materially performed all of the obligations required to be performed by it, and Seller does not have a present expectation or intention of not materially performing any obligation of Seller therein; and (iv) each contract set forth on Schedule 5.7 hereto is a legal, valid, binding and enforceable obligation of the Seller that is in full force and effect in accordance with its respective terms.

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Section 5.8 Permits.

(a) Schedule 5.8 hereto sets forth a complete and accurate list of all Permits that are required to operate the Business.

(b) Seller has, and since January 1, 2015, has had, all Permits required under any Applicable Law in the operation of its Business or in the ownership of the Purchased Assets. The Seller is not in default, nor has it received any notice of any claim of default, with respect to any Permit set forth on Schedule 5.8. No loss or expiration of any Permit set forth on Schedule 5.8 is pending (except as disclosed on Schedule 5.8) or, to the Seller’s Knowledge, threatened. To Seller’s Knowledge, all Permits set forth on Schedule 5.8 are renewable by and upon the same terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No present or former shareholder, director, officer or employee of the Seller or any Affiliate thereof, or any other Person (other than a licensor of any licensed Proprietary Rights) owns or has any proprietary, financial or other interest (direct or indirect) in any Permit set forth on Schedule 5.8.

Section 5.9 Consents.

(a) Except: (i) as set forth on Schedule 5.9; (ii) with respect to the filing of assignments or similar documentation contemplated by Section 4.2(a)(3) and Section 4.2(a)(4), and (iii) with respect to obtaining the consent to assignment of Persons other than Seller who are party to the Assumed Contracts, no Permit, consent, approval, registration, filing, authorization, designation, or declaration of or with any Person on the part of the Seller or the Principals is required in connection with the execution or delivery by the Seller or the Principals of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (including the assignment of the Purchased Assets to the Buyer).

(b) Except to the extent agreed, accepted or assumed in writing by the Buyer in connection with the assignment by the Seller and assumption by the Buyer of any Assumed Contract, none of the rights or obligations of the Seller under any Assumed Contract listed on Schedule 5.7 shall be adversely affected, in any material respect, by the consummation of the transactions contemplated by this Agreement and/or the other Transaction Documents, except as contemplated by this Agreement and/or the other Transaction Documents.

Section 5.10 Books, Records, and Financials Statements. Seller has made and kept (and made reasonably available to the Buyer) its books and records and accounts, which are in reasonable detail, and accurately and fairly reflect, in all material respects, the activities and operations of the Seller as related to the Business.

Section 5.11 Litigation. There is no Action or Proceeding or Court Order pending, or, to Seller’s Knowledge, threatened against or affecting the Business, the Purchased Assets, the Seller, or any officer of the Seller, or any Principal in connection with the Business, at law or in equity.

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Section 5.12 Compliance with Applicable Laws. No claims have been filed, are pending, or, to the Knowledge of the Seller, threatened against the Seller alleging a material violation of any Applicable Laws or Court Order with respect to the Business, and the Seller has not received written notice of any such violation.

Section 5.13 Proprietary Rights.

(a) Schedule 5.13 hereto sets forth a complete and correct list of: (i) all patented or registered Proprietary Rights and all pending patent applications or other applications for registration of Proprietary Rights, in each case that are owned by or filed in the name of the Seller and related to the Business; (ii) all material trade names and trademarks (whether registered or unregistered) owned or used by the Seller and used in connection with the Business as conducted as of the Closing Date; (iii) all material copyrights (whether registered or unregistered), mask works and computer software owned or used by the Seller and related to the Business; and (iv) all Assumed Contracts in effect as of the Closing Date containing licenses, sublicenses or permissions with respect to Proprietary Rights related to the Business to which the Seller is a party, either as licensee or licensor, in each case identifying the subject Proprietary Rights, other than end user licenses and contracts containing only nonexclusive licenses entered into by the Seller in the ordinary course of business.

(b) (i) the Seller owns and possesses all right, title and interest in and to, or has a valid and enforceable right to use, each of the Proprietary Rights listed on Schedule 5.13 hereto, free and clear of all Liens (other than Permitted Liens), and no claim by any third Person contesting the validity, enforceability, use or ownership of any of such Proprietary Rights has been received by the Seller, is currently outstanding or, to the Knowledge of the Seller, is threatened, (ii) the Seller has not received any notices of, and the Seller has no Knowledge of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third Person with respect to any such Proprietary Right (including, without limitation, any demand or request that the Seller license rights from a third Person), and (iii) to Seller’s Knowledge, the Seller has not materially infringed, misappropriated or otherwise conflicted with any rights of any third parties. Notwithstanding the foregoing, the transfer of the Labels listed on Schedule 5.13 are subject to the acceptance of the United States Environmental Protection Agency and proper registration.

(c) The Seller has delivered or otherwise made available to the Buyer materially correct and complete copies of all items of Proprietary Rights related to the Business and identified in Schedule 5.13 hereto, or descriptions with respect thereto where such items are unregistered, as well as correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each such item. None of such Proprietary Rights are (i) subject to any escrow arrangement, or (ii) subject to any outstanding Court Order which would limit the Buyer’s ability to use any such Proprietary Rights.

(d) The Seller has not disclosed any of its trade secrets or confidential information related to the Business to any third party other than pursuant to a written confidentiality agreement. The Seller has made commercially reasonable efforts to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

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Section 5.14 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement made by or on behalf of the Seller.

Section 5.15 Disclaimer. Except as expressly set forth in this Article V, the Seller and the Principals make no representation or warranty, express or implied, relating to the Business, the Purchased Assets or any other matter, including any representation or warranty as to workmanship, profitability, future performance, fitness for a particular purpose or non-infringement, or any representation or warranty, express or implied, as to the accuracy or completeness of any information, document or material transmitted, provided or made available to the Buyer or their representatives. ALL OF SUCH ADDITIONAL REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED.

Section 5.16 Seller Certification. On the Closing Date, Seller shall execute a Certification (“Seller Certification”) warranting that all of the representations and warranties contained in this Article V hereof and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto shall be true and correct on the Closing Date.

Article VI
Representations and Warranties of The Buyer

The Buyer represents and warrants to the Seller as follows:

Section 6.1 Organization. The Buyer is a duly formed and validly existing corporation in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and the other Transaction Documents to which the Buyer is a party and to perform its obligations hereunder and thereunder.

Section 6.2 Authorization. The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Buyer is a party have been duly and validly authorized by all requisite corporate actions on the part of the Buyer, and no other corporate proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement or the other Transaction Documents. This Agreement has been duly executed and delivered by the Buyer and constitutes, and each of the other Transaction Documents to which the Buyer is a party shall when executed constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with their respective terms.

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Section 6.3 No Violation. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by the Buyer do not and shall not (a) conflict with or result in any material breach of any of the terms, conditions or provisions of; (b) constitute a material Default under; (c) result in a material violation of; or (d) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Governmental Authority, under (i) the provisions of any of the organizational or constituent documents of the Buyer; (ii) any Assumed Contract, Permit, license, agreement or other arrangement to which the Buyer is a party; (iii) any Applicable Law to which the Buyer is subject; or (iv) any judgment or Court Order to which the Buyer is subject.

Section 6.4 Consents. No Permit, consent, approval, registration, filing, authorization, designation or declaration of or with any Person on the part of the Buyer is required in connection with its execution, delivery or performance by the Buyer of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.

Section 6.5 Litigation. There is no Action or Proceeding or Court Order pending or, to the Buyer’s Knowledge, threatened against or affecting the Buyer at law or in equity, or before or by any Governmental Authority, which would adversely affect the Buyer’s performance under this Agreement and the other Transaction Documents to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

Section 6.6 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement or the other Transaction Documents based on any arrangement or agreement made by or on behalf of the Buyer.

Section 6.7 Buyer Certification. On the Closing Date, Buyer shall execute a Certification (the “Buyer Certification”) certifying that all of the representations and warranties contained in this Article VI and elsewhere in this Agreement and all information delivered in any Schedule, attachment or Exhibit hereto or in any writing delivered to the Seller are true and correct on the date of this Agreement and shall be true and correct on the Closing Date.

Article VII
Covenants of the Parties

Section 7.1 Further Assurances.

(a) Upon the terms and subject to the conditions contained herein, the parties hereto agree, both before and after the Closing or until the earlier termination of this Agreement, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Documents; (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder or the other Transaction Documents; and (iii) to cooperate with each other in connection with the foregoing.

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(b) Notwithstanding anything to the contrary set forth herein, the Buyer and Seller shall commence all action required under this Section 7.1 by a date which is reasonably anticipated by such parties to be early enough to allow the transactions contemplated hereunder to be consummated by the Closing Date.

Section 7.2 No Solicitation. From the date hereof through the Closing or until the earlier termination of this Agreement, the Seller and each Principal shall not, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any Person or other entity or group, other than the Buyer, concerning any sale of all or a portion of the Purchased Assets (other than in the ordinary course of business) or the Business, or transfer of capital stock of the Seller, and shall promptly notify the Buyer if any discussions or negotiations are sought to be initiated.

Section 7.3 Investigation by the Buyer. From the date hereof through the Closing Date or until the earlier termination of this Agreement, upon reasonable prior notice, the Seller shall, afford the Buyer reasonable access during normal business hours to the Purchased Assets and the Business for the purpose of inspecting the same, and shall deliver or otherwise make available to the Buyer all financial, operating and other data and information that relates to the Purchased Assets as the Buyer may reasonably request.

Section 7.4 Conduct of Business. Except as contemplated by this Agreement, or as consented to by the Buyer in writing, from the date hereof through the Closing or until the earlier termination of this Agreement,

(a) the Seller shall not:

(1) operate the Business outside the ordinary course of business;

(2) sell, assign, transfer, convey, lease, mortgage, pledge or otherwise dispose of or encumber any material Purchased Assets, or any interests therein, except in the ordinary course of business;

(3) intentionally do any other act which would cause any representation or warranty of a Principal or Seller in this Agreement to be or become untrue in any material respect; and/or

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(4) flood its current distribution channel with excess inventories or sales; provided, however, that all purchase orders by Buyer shall be excluded from any analysis of compliance or noncompliance with this provision.

(b) Seller shall:

(1) periodically inform Buyer of all Seller Inventories (quantities), and update Buyer on all Inventory management;

(2) provide Buyer with detailed customer sales history for 2017, 2018 and the period commencing January 1, 2019 through July 31, 2019, for sales analysis;

(3) provide Buyer with a detailed customer forecast for the balance of calendar year 2019;

(4) promptly alert Buyer of any new customer sales opportunities not included in sales history or the customer forecast; and

(5) use commercially reasonable best efforts to steer any new “Jet-Ag” business to Buyer, with the exceptions of such business within the states of Washington and Michigan.

Section 7.5 Registration of Labels. At or immediately following the Closing, Buyer and Seller agree to initiate the process of obtaining acceptance by all relevant federal and state authorities of the Labels to be utilized by Buyer following the Closing, and to work cooperatively, without any further compensation to any Party (other than, in the case of the Seller, appropriate expense reimbursement), to complete such registration and acceptance process. Buyer shall be responsible for and pay any and all costs, fees and other expenses owed to third parties related to such post-Closing registration and acceptance process, including any filing or registration fees that become due and payable after the Closing. Any filing or registration fees paid by Seller prior to the Closing shall inure to the benefit of Buyer without any proration for the period after Closing. In connection with the foregoing, upon Buyer’s reasonable direction, Seller agrees to assist Buyer with such registration and acceptance process in good faith and with commercially reasonable expediency (subject in all events to the cost of such post-Closing process to be at Seller’s expense).

Article VIII
Conditions to Closing

Section 8.1 Conditions to the Buyer’s Obligations. The obligation of the Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of the following conditions as of the Closing Date:

(a) [***];

(b) Execution of a contract satisfactory to Seller [***] relating to the Post-Harvest Business;

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(c) The representations and warranties set forth in Article V hereof shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(d) The Seller and Principals shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

(e) No Action or Proceeding by a third party shall be pending wherein an unfavorable Court Order would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded or materially and adversely affect the right of the Buyer to own the Purchased Assets or operate the Business, and no Court Order shall have been entered which has any of the foregoing effects;

(f) There shall not have occurred a Material Adverse Effect as to the Business;

(g) Each of Seller and Principals, as applicable, shall have executed and delivered each of the documents described in Section 4.2(a) hereof; and

(h) The Buyer shall have received from the Seller all sales leads and/or pending orders for the Purchased Assets.

Any condition specified in this Section 8.1 may be waived by the Buyer; provided that no such waiver shall be effective unless it is set forth in a writing executed by the Buyer.

Section 8.2 Conditions to the Seller’s Obligations. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver of the following conditions as of the Closing Date:

(a) The representations and warranties set forth in Article VI hereof shall be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties.

(b) The Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c) [***];

(d) Execution of a contract satisfactory to Seller [***] relating to the Post-Harvest Business;

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(e) On or prior to the Closing Date, the Buyer shall have delivered to the Seller all of the documents described in Section 4.2(b) hereof; and

(f) No Action or Proceeding by a third party shall be pending wherein an unfavorable Court Order would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded, and no Court Order shall have been entered which has any of the foregoing effects.

Any condition specified in this Section 8.2 may be waived by the Seller; provided that no such waiver shall be effective against the Seller unless it is set forth in a writing executed by the Seller. Both Parties shall work expeditiously, in all commercially reasonable respects, to satisfy each of the conditions provided herein.

Article IX
Consents to Assignment

Section 9.1 Consents to Assignment. Buyer, Seller and the Principals shall use their commercially reasonable best efforts to obtain any necessary consents for the assignment of the Assumed Contracts, including, with respect to the assignment of the [***], the inclusion of the right of the Seller to conduct the Post-Harvest Business, as more particularly described in Section 3.3.

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Article X
Actions by the Seller and the Buyer after the Closing

Section 10.1 Seller Restrictions.

On the Closing Date, Seller and the Principals shall cease all sales of the Products with the exception of Post-Harvest Products that will be licensed back to Seller as described in Section 3.3 above, and further, except to the extent otherwise permitted by the Buyer in writing. For the period from the Closing through [***], Seller and the Principals shall not actively sell, promote, market, direct or influence any of the Purchased Assets, including any product, customer or relationship relating to the Purchased Assets, except (i) as permitted in the License Agreement described above or as otherwise permitted in connection with the Seller’s conduct of the Post-Harvest Business (including, without limitation, whether during the License Period or at any time thereafter), (ii) in connection with the performance of the Principals’ duties and obligations pursuant to the Consulting Agreement, and/or (iii) as otherwise mutually agreed in writing by the parties; provided, it is understood and agreed by Buyer that the foregoing restrictions do not and shall not impede or otherwise restrict Seller or the Principals from conducting any business or activity that it, he or she may desire to conduct, to the extent such business or activity does not constitute the Business or involve or utilize the Purchased Assets (which permitted other businesses or activities include, without limitation: (x) conducting the Post-Harvest Business (whether during the License Period or at any time thereafter), (y) developing, promoting, marketing, distributing and/or selling the [***], and (z) promoting, marketing, distributing and/or selling any of the following existing product lines of Seller: [***] (the “Seller’s Other Product Lines”).

Section 10.2 Channel Programs.

Buyer shall assume Liability for all Channel Programs related to the Products that Buyer purchased from Seller prior to the Closing Date but shall not assume any Liabilities for sales made by Seller to any third party.

Section 10.3 Consulting Agreement. Effective at Closing and for a period of two years from the Closing Date, the Principals shall serve as consultants for Buyer pursuant to the terms of the Consulting Agreement.

Section 10.4 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement, the other Transaction Documents or in any writing or certificate delivered in connection with this Agreement or the transactions contemplated by this Agreement shall survive the Closing Date for a period of two (2) years (the “Applicable Limitation Date”).

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Section 10.5 Indemnification.

(a) Seller’s and Principals’ Indemnification. Subject to the terms, conditions and limitations set forth elsewhere in this Section 10.5, the Seller and Principals shall jointly and severally indemnify the Buyer and each of its respective Representatives, Affiliates, successors and permitted assigns (collectively, the “Buyer Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Parties in respect of any loss, Liability, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and expenses, court costs and all amounts paid in investigation, defense or settlement of any of the foregoing) (collectively, “Losses” and individually, a “Loss”) which any Buyer Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(1) the breach of any representation or warranty made by the Seller or a Principal contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto delivered by the Seller or a Principal to the Buyer with respect hereto or thereto in connection with the transactions contemplated hereby;

(2) the breach of any covenant or agreement made by the Seller or a Principal contained in this Agreement, the other Transaction Documents, any Exhibit or Schedule hereto or any certificate delivered by the Seller or a Principal to the Buyer with respect hereto or thereto in connection with the transactions contemplated hereby;

(3) any Loss arising from any of the Seller’s or the Principals’ Liabilities which are Excluded Liabilities; or

(4) any claim for payment of fees and/or expenses as a broker or finder in connection with this Agreement or the Closing; or

(5) any Loss arising from Liabilities incurred due to non-compliance with any Applicable Laws by the Seller or a Principal in connection with the Business prior to the Closing Date.

(b) Buyer’s Indemnification. Subject to the terms, conditions and limitations set forth elsewhere in this Section 10.5, the Buyer shall indemnify the Seller, the Principals and each of the Seller’s and each Principal’s respective Representatives, Affiliates, successors and permitted assigns (the “Seller Parties”) and hold the Seller Parties harmless from and against and pay on behalf of or reimburse the Seller Parties in respect of any Loss which the Seller Parties may suffer, sustain or become subject to, as the result of, in connection with, relating to or incidental to or by virtue of:

(1) the breach by the Buyer of any representation or warranty made by the Buyer contained in this Agreement, any other Transaction Document or any certificate delivered by the Buyer to the Seller or the Principals with respect hereto or thereto in connection with the transactions contemplated hereby;

(2) the breach of any covenant or agreement made by the Buyer contained in this Agreement the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Buyer to the Seller or the Principals with respect hereto or thereto in connection with the transactions contemplated hereby;

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(3) any claim for payment of fees or expenses as a broker or finder in connection with the origin, negotiation or execution of this Agreement or the Closing;

(4) any Loss arising from any of the Buyer’s Liabilities, including, without limitation, any Assumed Liabilities; or

(5) any Loss arising from Liabilities incurred due to non-compliance with any Applicable Laws by the Buyer in connection with the Business after the Closing Date.

(c) Limitations on Indemnity. The indemnification provided for in subsections (a) and (b) above is subject to the following limitations:

(1) No party hereto shall be liable hereunder with respect to claims referred to in subsection (a)(1) or subsection (b)(1) above unless the other party gives written notice thereof prior to the expiration of the Applicable Limitation Date. Notwithstanding any implication to the contrary contained in this Agreement, so long as a party hereto delivers written notice of a specific claim described in reasonable detail (and otherwise in accordance with the notice procedures set forth in subsection (d)(l) below) no later than the Applicable Limitation Date, the other party shall be required to indemnify hereunder for all Losses which such parties may incur (subject to the Basket and the Cap, if applicable) in respect of the matters which are the subject of such claim, regardless of when incurred.

(2) With respect to any Loss arising under subsection (a)(1) above:

(i) The Seller and the Principals shall not be liable to the Buyer Parties for any such Loss unless the aggregate amount of all such Losses exceeds [***] in the aggregate (the “Basket”), in which case the Seller and the Principals shall be liable to the Buyer Parties for all such Losses in excess of the Basket ([***]);

(ii) The Seller and the Principals shall not be liable to the Buyer Parties to the extent that the aggregate amount of all such Losses (excluding any such indemnified Losses relating to a breach of the representations and warranties set forth in Sections 5.5 and 5.6) exceeds [***] (the “Cap”). For the avoidance of doubt, Seller’s indemnification obligations to the Buyer Parties for Losses arising under subsection (a)(1) above and resulting from a breach of the representations and warranties set forth in Sections 5.5 and 5.6 shall not be subject to the Cap.

(d) Procedure.

(1) If a party hereto seeks indemnification under this Section 10.5, such party (the “Indemnified Party”) shall give written notice to the other party or parties (the “Indemnifying Party”) promptly after receiving written notice of any Action or Proceeding against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party promptly shall not relieve the Indemnifying Party of its or his Liabilities hereunder except to the extent such failure shall have harmed the Indemnifying Party. The Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at the Indemnifying Party’s expense, and at the Indemnifying Party’s option (subject to the limitations set forth below) shall have the right to defend the Indemnified Party against such action, lawsuit, proceeding, investigation or other claim with counsel of its choice reasonably satisfactory to the Indemnified Party.

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(2) Notwithstanding any provision herein to the contrary, the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control of (i) seeks non-monetary relief; (ii) involves criminal or quasi-criminal allegations; (iii) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend; or (iv) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects.

(3) If the Indemnifying Party is permitted under this Section 10.5(d) to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.

(4) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief shall be imposed against the Indemnified Party, if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice, or if such settlement could adversely affect any Tax or other Liability of such Indemnified Party.

(e) Purchase Price Adjustments. Amounts paid to or on behalf of the Seller, the Principals or the Buyer as indemnification shall be treated as adjustments to the Purchase Price.

(f) Offset; Satisfaction. Any amount owing from Seller or Principals to any Buyer Party pursuant to this Section 10.5 shall be paid and satisfied [***]. Any additional amounts shall be paid by Seller and Principals to Buyer pursuant to the terms hereof, subject to the Cap limitations set forth in Section 10.5(c)(2)(ii), if and to the extent applicable. [***]

(g) Investigation. Notwithstanding anything to the contrary contained herein, neither Seller nor Principals shall be liable to any Buyer Party under this Section 10.5 for any Loss based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement if Buyer had Knowledge of such inaccuracy or breach prior to the Closing.

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(h) No Punitive or Consequential Losses. In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(i) Mitigation. Buyer, Seller and the Principals (and their respective Affiliates and Representatives) shall cooperate reasonably with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability, and further including incurring costs only to the minimum extent reasonably necessary to remedy the breach that gives rise to such Loss.

(j) Indemnification Exclusive Remedy. Other than the rights of the parties hereto to seek specific performance, injunctive or equitable relief as specifically set forth in this Agreement, and further, except for actions based on the commission of intentional misrepresentation or fraud by a party, the provisions of this Section 10.5 set forth the sole and exclusive rights and remedies of the parties hereto for any breach of this Agreement or otherwise relating to the subject matter of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents. For the avoidance of doubt, the limitations in this Section 10.5(j) shall not apply with respect to any fraud or intentional misrepresentation committed by a party in connection with this Agreement or the transactions contemplated by this Agreement and the Transaction Documents.

Section 10.6 Non-Competition and Non-Solicitation.

(a) Non-Competition. Except as permitted by the License Agreement and Consulting Agreement, and except as otherwise may be permitted by the Buyer (in its discretion) in writing, during the period beginning on the Closing Date and ending on January 1, 2026 (the “Non-Compete Period”), the Seller and each Principal shall not engage, and shall not allow any of their respective Affiliates to engage, directly or indirectly (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise), in the Business in any jurisdiction in North America in which the Seller has transacted the Business at any time during the five (5) year period immediately prior to the Closing Date, which jurisdictions include, without limitation, those jurisdictions set forth in Schedule 10.6 hereto; [***]. The Seller and Principals expressly acknowledge and agree that each and every restriction imposed by this Section 10.6 (the “Non-Compete Agreement”) is reasonable with respect to subject matter, time period and geographical area.

(b) Non-Solicitation. The Seller and Principals agree that, during the Non-Compete Period, the Seller and Principals shall not, and shall not permit any of their Affiliates to, directly or indirectly (the “Non-Solicitation Agreement”):

(1) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by the Buyer at any time during the six (6) month period prior thereto, without the prior written consent of the Buyer; or

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(2) induce or attempt to induce any customer, supplier, distributor, retailer or other business relation of the Business to discontinue or materially reduce its business relationship with the Business; or

(3) disparage the Buyer or any of its Affiliates or any of their respective Representatives.

(c) Exceptions to Non-Compete. The Buyer acknowledges, confirms and agrees that the Non-Compete Agreement and the Non-Solicitation Agreement do not and shall not prohibit the Seller and the Principals from (i) developing, promoting, marketing, distributing and/or selling the [***], (ii) conducting the Post-Harvest Business (whether during the License Period or at any time thereafter), or (iii) conducting or continuing to conduct any business activities not constituting the Business (expressly including, without limitation, the Seller’s Other Product Lines). For the avoidance of doubt, the parties acknowledge that the right of Seller and/or the Principals to conduct the Post-Harvest Business is not limited to the duration of the License Period, but rather continues indefinitely thereafter, at the discretion of Seller and/or the Principals.

(d) Buyer Restrictive Covenants.

(1) Non-Disparagement. Buyer agrees that, during the Non-Compete Period, the Buyer shall not, and shall not permit any of its Affiliates or Representatives to, disparage the Seller, the Principals, their respective Affiliates or any of their respective Representatives.

(2) Non-Solicitation. Buyer agrees that, during the Non-Compete Period, the Buyer shall not, and shall not permit any of its Affiliates or Representatives to:

(i) contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) any person employed by the Seller at any time during the six (6) month period prior thereto (other than the Principals, pursuant to the Consulting Agreement), without the prior written consent of the Seller; or

(ii) induce or attempt to induce any customer, supplier, distributor, retailer or other business relation of the Post-Harvest Business to discontinue or materially reduce its business relationship with the Post-Harvest Business

(3) [***] Modifications. Without obtaining the prior written consent of the Seller, the Buyer shall not amend, modify, supplement or otherwise alter the [***] in any manner which modifies or changes, in any material respect, the rights and benefits of the Seller and the Principals thereunder, as contemplated by this Agreement (e.g., the right of the Seller to purchase Post-Harvest Products during the License Term, the right of the Seller to be notified of Buyer purchases of Products in connection with the Earn-Out Consideration process, and the right of the Seller to purchase Products ([***]) from [***] during any release period described in Section 10.7, below).

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(e) Remedy for Breach. The Seller and Principals acknowledge and agree that in the event of a breach by either the Seller or any Principal (or any of their respective Representatives or Affiliates) of any of the provisions of Sections 10.6(a) and 10.6(b) hereof (after taking into account Section 10.6(c) hereof), and the Buyer acknowledges and agrees that in the event of a breach by the Buyer (or any of its Representatives or Affiliates) of any of the provisions of Section 10.6(d) hereof, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching party and its, his or her respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

(f) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 10.6 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(g) Acknowledgment. The Seller and Principals acknowledge and agree that (i) the restrictions contained in this Section 10.6 hereto are reasonable in all respects (including, without limitation, with respect to the subject matter, time period and geographical area) and are necessary to protect the Buyer’s interest in, and value of, the Business (including, without limitation, the goodwill inherent therein); (ii) the Seller is primarily responsible for the creation of such value; and (iii) the Buyer would not have consummated the transactions contemplated hereby without the restrictions contained in this Section 10.6.

Section 10.7 Default and Non-Competition. In the event the Buyer defaults on timely payment or delivery of any portion of the Future Cash Payments and/or the Earn-Out Consideration (altogether, the “Payout”), the Seller shall provide Buyer written notice and opportunity to cure such default [***] for the first failure, [***] for the second failure and [***] for a third or further failure). If the Buyer fails to cure the default in payment or delivery within the specified time period, the Seller and the Principals shall then be fully and completely released from their Non-Compete Agreement and Non-Solicitation Agreement (the “Restrictive Agreements”), but shall advise in writing any third parties with whom they subsequently do business that would otherwise be violative of the Restrictive Agreements of the status of the Restrictive Agreements prior to entering into any agreements for such business with such third parties. If the Buyer elects to reinstate the Restrictive Agreements, then the Buyer may do so by first paying to the Seller and the Principals the full and complete Payout (including any such amounts not yet then due or payable) – provided that, in the event of such a reinstatement, the Seller and the Principals will be provided commercially reasonable accommodation to unwind any otherwise violative relationships established as a consequence of the termination and release of the Restrictive Agreements. In the event of the release of the Restrictive Agreements as described above, the Buyer expressly acknowledges, confirms and agrees that the Seller and the Principals shall have the right, among other competitive activities, to deal directly with [***] with respect to any of [***] products that would otherwise constitute competitive Products, [***], until such time as the Restrictive Agreements are reinstated.

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Section 10.8 Remedies; Specific Performance. Each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that, in addition to any other rights and remedies existing in a party’s favor to enforce its rights hereunder including by an action for damages, the parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof).

Section 10.9 [***]. Following the Closing and continuing until the later of such time as the Earn-Out Consideration has been paid in full or the License Period has terminated, Buyer shall not permit [***] (as contemplated by this Agreement) without Seller’s prior written consent.

ARTICLE XI

BUYER OPTION FOR RIGHT TO DISTRIBUTE [***]

Section 11.1 [***] Distribution Rights. The parties acknowledge that Seller is at the preliminary stage of evaluating the viability of the [***] as a possible fungicide-algaecide-bactericide product, and further, that, following the Closing, Seller anticipates continuing this evaluation process, and if successful, further anticipates developing the [***] into a product line for sale and distribution. In such event and at such time as such viability and development has been satisfactorily completed in Seller’s discretion, Seller agrees that Seller shall offer Buyer the first right to distribute such new [***] line, on such terms as that parties may mutually agree at such time, upon undertaking good faith negotiations, in which event, Buyer shall have the right, in its sole option, to undertake or forego such distribution rights with Buyer’s right to become a distributor of such [***] line to be accepted or rejected by Buyer within 45 days of the commencement by Seller of such discussions, it being understood that following such 45 day period, Seller shall have the right to continue its efforts to further develop, market, distribute and sell such [***] line, whether directly or with or through any other Person.

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Article XIi
Miscellaneous

Section 12.1 Termination.

(a) Termination Prior to the Closing Date. This Agreement may be terminated at any time prior to the Closing Date:

(1) By the Buyer, without any Liability of such party:

(i) If there is a failure of the condition set forth in Section 8.1(b) hereof with respect to a breach of any of the representations and warranties set forth in Article V, which failure results in a Material Adverse Effect;

(ii) If there is a failure of a condition set forth in Section 8.1(c) hereof with respect to any breach of any covenant of the Seller or a Principal required to be performed by each of them under this Agreement on or prior to the Closing Date, which failure results in a Material Adverse Effect.

(iii) If [***] fails to authorize or otherwise consent to the assignment and assumption of the [***] by Seller and Buyer, respectively, together with [***] acceptance of the additional terms and conditions to the [***] contemplated by the terms of this Agreement, including without limitation, by the terms of the License Agreement relating to the Post-Harvest Business; or

(iv) If the Closing shall not have occurred on or before September 16, 2019, without any breach by the Buyer, unless Seller, the Principals and the Buyer mutually agree in writing to extend the time.

(2) By the Seller or any Principal, without any Liability of any such party:

(i) If there is a failure of the condition set forth in Section 8.2(a) hereof with respect to a breach of any of the representations and warranties set forth in Article VI, which failure results in a Material Adverse Effect;

(ii) If there is a failure of a condition set forth in Section 8.2(b) hereof with respect to any breach of any covenant of the Buyer required to be performed by the Buyer under this Agreement on or prior to the Closing Date, which failure results in a Material Adverse Effect;

(iii) If [***] fails to authorize or otherwise consent to the [***] by Seller and Buyer, respectively, together with [***] contemplated by the terms of this Agreement, including without limitation, by the terms of the License Agreement relating to the Post-Harvest Business; or

(iv) If the Closing shall not have occurred on or before [***] without any breach by the Seller or any Principal, unless Seller, the Principals and the Buyer mutually agree in writing to extend the time.

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Section 12.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto; except that the Buyer may, without such consent, assign all such rights and obligations to a wholly-owned subsidiary (or a partnership controlled by the Buyer) or subsidiaries of the Buyer or to a successor in interest to the Buyer which shall assume all obligations and Liabilities of the Buyer under this Agreement.

Section 12.3 Notice.

(a) Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by electronic or digital transmission method during normal business hours of such recipient; the day after it is transmitted by telecopy, electronic or digital transmission method if such transmission is effectuated after normal business hours of such recipient; the first Business Day after it is sent, if sent for next Business Day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to the Seller or the Principals, addressed to:

Bill Grant and Lucie Grant

[***]

[***]

[***]

With a copy to:

Gray/Robinson, P.A.

[***]

[***]

[***]

[***]

[***]

If to the Buyer, addressed to:

Marrone Bio Innovations, Inc.

1540 Drew Ave.

Davis, CA 95618

Attn: [***]

Fax:

Email: [***]

With a copy to:

Linda Worton Jackson, Esquire

Pardo Jackson Gainsburg, PL

200 SE 1st Street, Suite 700

Miami, Florida 33131

Fax: (305) 358-1001

Email: ljackson@pardojackson.com

Alfredo B. D. Silva

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Fax: (415) 276-7201

Email: ASilva@mofo.com

or to such other place and with such other copies as any such party may designate as to itself, himself, or herself by written notice to the other parties hereto.

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Section 12.4 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties agree that any suit, action, or proceeding arising out of or relating to this Agreement shall be brought exclusively in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Yolo) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.

Section 12.5 Entire Agreement; Amendments and Waivers. This Agreement and the other Transaction Documents, together with all Exhibits and Schedules hereto and thereto, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 12.6 Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The transmission of an executed counterpart of this Agreement by facsimile or other means of electronic delivery, including email, may be relied upon as fully as the delivery of an executed original counterpart.

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Section 12.7 Cost and Expenses.

(a) Except as otherwise provided herein, each party hereto shall pay all of its, his, or her own fees, costs and expenses.

(b) All transfer Taxes, if any, arising out of, in connection with, or attributable to the transactions contemplated hereunder, shall be borne and paid by the Seller. The Seller shall also be responsible for all other Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period prior to the Closing Date. The Buyer shall be responsible for all other Taxes attributable to, levied upon or incurred in connection with the Purchased Assets pertaining to the period beginning from and after the Closing Date.

Section 12.8 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

Section 12.9 Publicity. The Buyer may, at its sole and absolute discretion, issue or make an appropriate press release or public announcement after the Effective Date; provided, however, that the Buyer shall provide the Seller an advance copy of any such proposed press release and further provide the Seller with forty-eight hours to provide comments thereto, and in such event, the Buyer shall give good faith consideration to addressing such comments in the press release prior to publicly issuing the press release. Notwithstanding the foregoing, any announcement required to be made in accordance with the rules and regulations of the U.S. Securities and Exchange Commission or The Nasdaq Stock Market LLC may be made by the Buyer with less than 48 hours’ notice to the Seller to the extent necessary to comply with such rules or regulations.

Section 12.10 Waiver of Jury Trial. SHOULD ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, BE TRIED BY A COURT, THE PARTIES AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH RELATES, IN WHOLE OR IN PART, TO THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF.

[Remainder of page intentionally left blank; signature page follows]

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

The Buyer:

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Linda V. Moore
Name:	Linda V. Moore
Title:	EVP and General Counsel

The Seller:

AUSTIN GRANT, INC.

By:	/s/ Lucie Grant
Name:	Lucie Grant
Title:	President

By:	/s/ William Grant
Name:	William Grant
Title:	Vice President

The Principals:

/s/ William Grant
William Grant, an individual

/s/ Lucie Grant
Lucie Grant, an individual

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